Exhibit 10.39

LICENSE AGREEMENT

BETWEEN

URIGEN HOLDINGS INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

CASE NOs. SD2003-049 and SD2004-134

“Novel Intravesical Therapy For Immediate Symptom Relief And Chronic Therapy
In Interstitial Cystitis Patients”

LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between Urigen Holdings Inc., having an address at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3, Canada, (“LICENSEE”) and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 USA (“UNIVERSITY”), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 USA (“UCSD”).

This Agreement is effective on the date of the last signature (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in UCSD Case Docket Nos. SD2003-049 and SD2004-134 and titled “Novel Intravesical Therapy For Immediate Symptom Relief And Chronic Therapy In Interstitial Cystitis Patients” (“Invention”), were made in the course of research at UCSD by Dr. C. Lowell Parsons (hereinafter, the “Inventor”) and are covered by Patent Rights as defined below;

WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, LICENSEE, through its predecessor Urigen Inc., entered into a secrecy agreement (UC Control No. 2004-20-0060) with UNIVERSITY, effective August 7, 2003 (“Secrecy Agreement”), for the purpose of evaluating the Invention;

WHEREAS, LICENSEE, through its predecessor Urigen Inc., entered into a letter of intent (UC Control No. 2004-30-0127) with UNIVERSITY, effective September 9, 2003, for the purpose of negotiating this Agreement;

WHEREAS, Urigen Inc. entered into a license agreement (UC Control No. 2004-03-0625) with UNIVERSITY, effective June 6, 2004, which LICENSEE shall contemporaneously terminate upon the execution of this present Agreement;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1                    “Affiliate” means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2                    “Sublicensee” means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.3                    “Field” means disorders of the lower urinary tract, defined as the bladder, prostate and urethra.

1.4                    “Territory” means worldwide, where applicable.

1.5                    “Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived of the Patent Rights; or (ii) the tenth (10th) anniversary of the first commercial sale of Licensed Product.

1.6                    “Patent Rights” means any of the following: the US patent application (60/540,186, titled “Novel Interstitial Therapy For Immediate Symptom Relief And Chronic Therapy In Interstitial Cystitis”) disclosing and claiming the Inventions, filed by Inventors and assigned to UNIVERSITY; and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.7                    “Sponsor Rights” means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.8                    “Licensed Method” means any method that uses Technology, or is covered by one or more Valid claim(s) of the Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired Valid claim within Patent Rights.

1.9                    “Licensed Product” means any service, composition or product that uses Technology, or is covered by one or more Valid claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE by UNIVERSITY herein, an infringement of any pending or issued and unexpired Valid claim within the Patent Rights.

1.10              “Valid claim” means (a) a pending claim in any patent application within the Patent Rights which has been diligently and continuously prosecuted by UNIVERSITY, which for the purposes of this Agreement shall be treated as if such pending claim were issued in its then-current form, or (b) a patent claim included in an issued and unexpired patent that has not been: (i) abandoned or disclaimed; (ii) declared invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction which decision is unappealable or unappealed within the time allowed for appeal; or (iii) admitted by UNIVERSITY to be invalid.

1.11              “Net Sales” means the total of the gross invoice prices of Licensed Products sold by LICENSEE, its Sublicensee, an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.12              “Patent Costs”  means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights.  Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.13              “Technology” means the written technical information relating to the Invention which the Inventors provide to LICENSEE prior to the Effective Date.

1.14              “Combination Product” means any product which is a Licensed Product and contains one or more other product(s) or product component(s)having significant therapeutic mode of action that (i) does not use Invention, Technology or Patent Rights; (ii) the sale, use or import by itself does not contribute to or induce the infringement of Patent Rights; (iii) is sold separately by LICENSEE, its Sublicensee, an Affiliate or one or more independent third parties; and (iv) enhances the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

ARTICLE 2. GRANTS

2.1       License. Subject to the limitations set forth in this Agreement, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make, have made, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term. After expiration of the Term, but not a termination by either party, under Articles 7.1 or 7.2 herein, LICENSEE shall hold a fully paid-up, perpetual, non-exclusive license to the Technology, including full right of sublicense without any obligation whatsoever to UNIVERSITY.

The license granted herein is exclusive for Patent Rights.

2.2                    Sublicense.

(a)       The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicense to third parties during the Term but only for as long the license for Patent Rights is exclusive.

(b)       With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(1)       shall have the right to receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without fee consent of UNIVERSITY, provided that, LICENSEE supplies UNIVERSITY with sufficient relevant information such that the UNIVERSITY and LICENSEE can determine the fair value of such non-cash consideration, and thereby, the UNIVERSITY’S fair share of consideration receivable. Should UNIVERSITY and LICENSEE fail to agree upon the fair value of the non-cash consideration, the LICENSEE shall employ an independent third party, mutually agreeable to both the UNIVERSITY and LICENSEE, to make such a determination.

Both parties agree that the determination of the independent third party shall be final and binding upon both parties with respect to appropriate fair value of the non-cash consideration;

(2)       to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(3)       subject to appropriate confidentiality obligations, promptly provide UNIVERSITY with a copy of each sublicense issued, with sufficient relevant information such that the UNIVERSITY can determine the fair value of the agreement and UNIVERSITY’s fair share of consideration receivable; and

(4)       collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver subject to appropriate confidentiality obligations, all reports due, directly or indirectly, to UNIVERSITY from Sublicensees, with sufficient relevant information such that the UNIVERSITY can determine the fair value and UNIVERSITY’s fair share of consideration receivable.

(c)       Subject to Article 7.1 herein, upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all sublicenses.

2.3       Reservation of Rights. UNIVERSITY reserves the right to:

(a)       use the Invention, Technology and Patent Rights for educational and research purposes;

(b)       publish or otherwise disseminate any information about the Invention and Technology at any time; and

(c)       allow other nonprofit institutions to use Invention, Technology and Patent Rights for educational and research purposes in their facilities.

ARTICLE 3. CONSIDERATIONS

3.1       Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial considerations for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay UNIVERSITY:

(a)                    in recognition of LICENSEE being a startup business and partially in lieu of cash, a license issue fee in the form of 7.5% of the LICENSEE’s common stock authorized in the Certificate of Incorporation of the LICENSEE dated July 18, 2005, (“Shares”), and a copy of which is attached to this Agreement as Exhibit A. The stock shall be delivered to UNIVERSITY within ninety (90) days of Agreement Effective Date and in the following manner:

The Shares shall be issued in the name of “Shellwater & Co.”, a nominee of UNIVERSITY;

(b)                   The acceptance of LICENSEE’s common stock in paragraph 3.1 (a) above is subject to:

(1)                    LICENSEE and UNIVERSITY shall enter into a stockholder agreement outlining the rights of UNIVERSITY as a stockholder that is no less favorable to the founders of LICENSEE and is acceptable to the UNIVERSITY, and such rights shall include a “piggyback registration” right and other customary rights of a stockholder. If Company registers Shares of Company under the Securities Act of 1933, the Company shall include the Shares in that registration at the expense of Company. If the underwriter of the offering decides that the size of the offering should be decreased, then the number of Shares included in the offering shall be reduced proportionally to the reduction of other stockholder;

(2)                    in the event LICENSEE amends or restates its Certificate of Incorporation prior to a major liquidity event, such as an “initial public offering,” a merger, or an acquisition by another company of substantially all of LICENSEE’s assets, in a manner that UNIVERSITY’s equity holding in this paragraph is disproportionately affected in relation to the holdings of the LICENSEE’s other founders, LICENSEE shall do all things necessary and legal to adjust UNIVERSITY’s holding to restore the relative proportion;

(3)                    final acceptance by UNIVERSITY of said equity of LICENSEE is conditioned upon receipt and acceptance of any LICENSEE stockholders’ agreement and other relevant information UNIVERSITY reasonably deems necessary in order to make a properly informed decision in accordance with UNIVERSITY’s policy guidelines on accepting equity in UNIVERSITY technology licensing transactions. If the UNIVERSITY and LICENSEE cannot finalize and agree to the terms of the issuance of such equity in LICENSEE, then this Agreement shall remain in effect and LICENSEE shall pay UNIVERSITY One Hundred Thousand Dollars ($100,000) in lieu of such equity and LICENSEE and UNIVERSITY shall renegotiate in good faith the arrangement of such payment;

(c)       license maintenance fees of Fifteen Thousand Dollars (US$15,000.00) per year and payable on June 6, 2006 and annually thereafter on each anniversary; provided however, that LICENSEE’s obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product;

(d)       milestone payments in the amounts payable according to the following schedule or events for each clinical indication and jurisdiction within the Territory:

Amount	Date or Event
(1) $ 25,000	IND filed
(2) $200,000	NDA accepted for filing by the appropriate regulatory agency
(3) $400,000	Regulatory approval

(e)       an earned royalty of one and one half percent (1.5%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s) in countries where UNIVERSITY does not hold Patent Rights; two percent (2%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s) in countries for which UNIVERSITY holds Patent Rights, but no Valid claims have issued covering said Licensed Products within four (4) years of the original priority date; and three percent (3%) on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s) in countries where UNIVERSITY holds Patent Rights with Valid, issued claims covering said Licensed Products; For a territory where a patent has been finally rejected or has failed to issue Valid claims within seven (7) years of the priority date, the royalty is 1.5%; provided, however, that the earned royalty due on Net Sales of Combination Product by LICENSEE and/or its Affiliate(s) shall be calculated as below:

Earned Royalties due UNIVERSITY = [A/(A+B+C ...)] x Royalty Rate on Net Sales of the Licensed Products applicable in (i) or (ii) x Net Sales of Combination Product, where:

A is the separately listed sale price of the Licensed Product or Licensed Product components; and

B and C ... are the separately listed sale prices of the individual products or product components, respectively, that satisfied the requirements outlined in Paragraph 1.13. If LICENSEE does not separately sell any of the B, C ... products or product components used in Combination Product, the purchase price paid by LICENSEE in the procurement of said products or product components shall be used.

(f)        that percentage of all sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties (in accordance with 3.1 (e) and (h)) in consideration for sublicensing the Patent Rights, as follows:

Fifty percent (50%) for sublicenses issued before an IND is filed by LICENSEE;

Forty percent (40%) for sublicenses issued after an IND is filed but before initiation of Phase 3 clinical trial by LICENSEE;

Twenty-five percent (25%) for sublicenses issued after initiation of Phase 3 clinical trial by LICENSEE.

(g)       on each and every sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, royalties based on the royalty rate in Paragraph 3.1(e) as applied to Net Sales of Sublicensee; but in any foreign country where the local law limits the amount of sublicense royalties to less than what is owed, LICENSEE shall not be obligated for sublicense royalties in excess of that received from sublicensees;

(h)       beginning the calendar year of commercial sales of the first License Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(e) and (g) to UNIVERSITY in any such year cumulatively amounts to less than Thirty-Five Thousand Dollars ($35,000.00) (“minimum annual royalty”), LICENSEE shall pay to UNIVERSITY a minimum annual royalty on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(e) and (g); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(h) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

Royalties under this paragraph shall be payable only once with respect to a given Licensed Product, regardless of the number of claims of the Patent Rights pertaining to such Licensed Product, or the number of countries in which the manufacture, use or sale of a given Licensed Product occurs.

3.2       Patent Costs. LICENSEE shall reimburse UNIVERSITY all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs plus a fifteen percent (15%) patent service fee within thirty (30) days following receipt by LICENSEE of an itemized invoice from UNIVERSITY. [Current patent costs are less than US$1500.00.]

3.3       Due Diligence.

(a)       LICENSEE, either alone, or through its Affiliates or sublicensees, shall:

(1)       diligently proceed with the development, manufacture and sale of Licensed Products;

(2)       annually spend not less than One Hundred Thousand US Dollars (US$100,000) for the development of Licensed Products during each of the first three years of this Agreement LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to UCSD against its obligation under this paragraph;

(3)       accomplish the following tasks on or before the specified dates, and provide appropriate written evidence to UNIVERSITY:

(i)        submit an IND covering Licensed Products to the United States FDA within three (3) years from the Effective Date of this Agreement;

(ii)       initiate first clinical trial of Licensed Products within four (4) years from the Effective Date of this Agreement;

(iii)      submit an NDA covering Licensed Products to the United States FDA within nine (9) years from the Effective Date of this Agreement;

(iv)      obtain approval of Licensed Products from the United States FDA within eleven (11) years from the Effective Date of this Agreement;

(4)       market Licensed Products in the United States within six (6) months of receiving regulatory approval to market such Licensed Products;

(5)       reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(6)       obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(b)       If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(l)-(6), then UNIVERSITY shall have the right, subject to Article 7.1 herein, and option to either terminate this Agreement or change LICENSEE’s exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2.

3.4       Royalty Stacking. If LICENSEE is required to license the patent right of a third party to make, use, sell, offer for sale or import Licensed Products, the earned royalty due hereunder shall be reduced by the lesser amount of (i) the actual royalties paid by LICENSEE to the third party; or (ii) an amount in the proportion of one half of a dollar ($0.50) for every one dollar ($1.00) of royalty paid to such third party, provided that in any given reporting period under no circumstances shall the royalty due to UNIVERSITY in that reporting period be less than fifty percent (50%) of the amount otherwise due under this paragraph. The undeducted portion of the royalty paid by LICENSEE to the third party in any year should not be carried forward into future years and is not deductible from royalty due to UNIVERSITY at any time.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1       Reports.

(a)       Progress Reports.

(1)       Beginning upon execution of this Agreement and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to UNIVERSITY, subject to appropriate confidentially obligations, semi-annual progress reports covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

(2)       LICENSEE shall also report to UNIVERSITY, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

(b)       Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(1)       the gross sales, deductions as provided in Paragraph 1.10, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(2)       the number of each type of Licensed Product sold;

(3)       sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(4)       the method used to calculate the royalties; and

(5)       the exchange rates used.

If no sales of Licensed Products has been made and no sublicense revenues has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2       Records & Audits.

(a)       LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)       All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY’s Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3       Payments.

(a)       All fees and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to “The Regents of the University of California”, referencing UNIVERSITY’s taxpayer identification number, 95-6006144. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)       Royalty Payments.

(1)       Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(2)       LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(3)       Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY’s tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(4)       If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of fund for as long as the legal restrictions apply.

(5)       In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(c)       Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. PATENT MATTERS

5.1       Patent Prosecution and Maintenance.

(a)       Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY, provided, however, LICENSEE or its representatives may request to meet and confer with such counsel at mutually agreeable times and places and in the presence of UNIVERSITY representatives.

(b)       UNIVERSITY shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement

(c)       LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and UNIVERSITY shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

(d)       LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Nonpayment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent provided, however, that such an election shall be subject to the notice and cure provisions of Article 7.1 (a) herein. The University is not obligated to file, prosecute, or maintain Patent Rights outside of the territory at any time or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its License hereunder.

5.2       Patent Infringement.

(a)       If either party (in the case of the UNIVERSITY to the extent of the knowledge of the Licensing Officer responsible for administration of this Agreement) learns of any substantial infringement of Patent Rights, that party shall so inform the other party and provide that party with reasonable evidence of the infringement. Neither party shall notify a third party, other than their legal counsel, Affiliates or sublicensees, of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b)       LICENSEE may request UNIVERSITY to take legal action against such third party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE’s request, UNIVERSITY shall elect to or not to commence suit on its own account. UNIVERSITY shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if UNIVERSITY elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, UNIVERSITY may join that suit at its own expense.

(c)       Any recovery or settlement received in connection with any suit will first be shared by UNIVERSITY and the LICENSEE equally to cover the litigation costs each incurred, and next shall be paid to UNIVERSITY or the LICENSEE to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the LICENSEE, any recovery in excess of litigation costs will be shared equally between the LICENSEE and UNIVERSITY.

(d)       Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3       Defense Against Third Party Infringement Claims. In the event any Licensed Product becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world by virtue of the incorporation of the Invention, Patents Rights or Technology therein, the parties shall promptly give notice to the other and meet to consider the claim and the appropriate course of action. LICENSEE shall have the right to conduct the defense at its own expense of any such suit brought against LICENSEE and/or UNIVERSITY. LICENSEE may contest or settle such claim on such terms, at such time and in such manner as LICENSEE, in its sole discretion, shall elect, provided, however, that LICENSEE may not agree to any settlement which would invalidate any Valid claim of the Patent Rights or which would impose any ongoing obligation on UNIVERSITY or which admit liability or wrongdoing on the part of the UNIVERSITY without the prior written consent of UNIVERSITY, which such consent shall not be unreasonably withheld.

5.4       Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1       Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2       Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.         Preference for United States Industry. If LICENSEE sells a Licensed Product in the US, LICENSEE shall manufacture said product substantially in the US.

ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1       Termination for Cause. Either Party may, at its option, terminate this Agreement for cause in the event that the other Party commits a material breach of this Agreement and fails to cure such breach during: (a) in the case of any payment default, a cure period of thirty (30) days following receipt of a written notice of such breach from the non-breaching Party; or (b) in all other cases, (i) an initial cure period of ninety (90) days following receipt of a written notice of such breach from the non-breaching Party. After the end of the applicable cure period, if the breach remains uncured, then the Party having the right of termination may exercise its termination option by giving the breaching Party written notice of its election to terminate. Any termination of this Agreement shall not release the breaching Party from any obligations incurred hereunder, and the non-breaching Party shall be entitled to pursue an action for damages or other relief arising as a result of such material breach.

7.2       Termination by Licensee.

(a)       LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)       Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3       Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)                    Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)                   Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)                    Paragraph 8.2 (Indemnification);

(d)                   Article 9 (USE OF NAMES AND TRADEMARKS);

(e)                    Paragraph 10.2 hereof (Secrecy); and

(f)                      Paragraph 10.5 (Failure to Perform).

7.4       Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a)       UNIVERSITY warrants that it has the lawful right to grant this license.

(b)       The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c)       In no event shall UNIVERSITY be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

(d)       Nothing in this Agreement shall be construed as:

(1) a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

(2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(4) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights;

(5) an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(6) an obligation to update Technology.

8.2 Indemnification.

(a)       LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b)       LICENSEE, upon the first to occur of (i) sale of a Licensed Product, (ii) application for regulatory approval to sell a Licensed Product, or (iii) initiation of human clinical trials, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(1) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

(2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)       LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)       UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1       Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents Of The University Of California” or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY.

9.2       UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3       UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1     Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:
Urigen Holdings Inc.
25th Floor
700 West Georgia Street
Vancouver, BC V7Y 1B3,
Canada
Attention: Bill Garner, M.D.

If sent to UNIVERSITY:
University of California, San Diego
Technology Transfer & Intellectual Property Services
9500 Gilman Drive, MC-0910
La Jolla, CA 92093-0910 USA
Attention: Director

10.2 Secrecy.

(a)       “Confidential Information” shall mean information, including Technology, relating to the Invention and disclosed by a party during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by the disclosing party and sent to the receiving party.

(b)       A receiving Party shall:

(1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(2)       safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(3)       not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to the receiving party by a like obligation of confidentiality) without the express written permission of the disclosing party, except that the receiving party shall not be prevented from using or disclosing any of the Confidential Information that:

(i) it can demonstrate by written records was previously known to it;

(ii) is now, or becomes in the future, public knowledge other than through acts or omissions of the receiving party or

(iii) is lawfully obtained by the receiving party from sources independent of the disclosing party; and

(c)       The secrecy obligations with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3     Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY, which consent shall not be unreasonably withheld. Examples of reasonable grounds to withhold consent include without limitation the concerns of UNIVERSITY as a constitutionally established entity in the State of California for public health and safety as a university, as well as in the maintenance of its reputation in science research and administration of its assets. A condition of UNIVERSITY’s consent to such assignment will be a transfer fee payment by assignee of One hundred thousand dollars (US$100,000) payable to UNIVERSITY no less than 30 days after the assignment.

10.4     No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5     Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.6     Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7     Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8     Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9     Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10   Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11   Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

URIGEN HOLDINGS INC. [LICENSEE]:		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By	/s/ William J. Garner	By	/s/ Alan S. Paau
	(Signature)		(Signature)

Name:	William J. Garner, M.D.	Alan S. Paau, Ph.D., MBA

Title:	CEO	Assistant Vice-Chancellor, Technology Transfer & Intellectual Property Services

Date	December 30, 2005	Date	1/18/06

Exhibit A

Certificate of Incorporation, Urigen Holdings Inc.